Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Executive Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FOURTH-QUARTER AND YEAR-END

2006 FINANCIAL RESULTS

Fourth-Quarter and Year-End Revenues Increase 15% and 18% Respectively;

Company Achieves Significant Milestones in 2006; Positive Outlook for 2007

BOSTON, Mass., March 6, 2007 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the fourth quarter and year ended December 31, 2006.

Fourth-Quarter Results

Fourth-quarter 2006 total revenues increased 15% to approximately $7.2 million compared with approximately $6.3 million for the quarter ended December 31, 2005. Total revenues for the fourth quarter of 2006 include approximately $1.4 million of net royalties, compared to approximately $1.2 million of net royalties in the fourth quarter of 2005. Total worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the fourth quarter of 2006 increased approximately 15% to approximately $5.8 million compared with approximately $5.1 million for the fourth quarter of 2005. Implant sales in North America for the fourth quarter of 2006 were approximately $5.0 million compared with approximately $4.4 million in the fourth quarter of 2005. European implant sales in the fourth quarter of 2006 were approximately $876,000 compared with approximately $663,000 in the comparable period in 2005.

For the fourth quarter of 2006, NMT reported a net loss of approximately $3.7 million, or $0.29 per share, which included a provision for income taxes of $452,000. This compares with a net loss of approximately $2.7 million, or $0.21 per share, for the comparable period in 2005. The tax provision that was recorded in the fourth quarter of 2006, as a result of the gain from the settlement of litigation with AGA and less than forecasted fourth quarter clinical trial expenses, was partially reduced by net operating losses and research and development tax credits.

Comments on the Fourth Quarter

“NMT ended 2006 on a positive note with fourth-quarter total revenues above our expectations,” said President and Chief Executive Officer John E. Ahern. “We reported a 15% increase in total worldwide sales of our CardioSEAL® and STARFlex® cardiac septal repair implants during the fourth quarter. While our European implant sales business remains smaller in scale, we were pleased to see it rise 32% in the period. We believe the revenue increase in European sales is a result of investments in our overseas infrastructure and increased business activity in anticipation of a BioSTAR® launch.”

“During the quarter, we continued to work with the European regulatory authority to finalize the CE Mark approval process for our advanced bioabsorbable closure technology, BioSTAR®,” continued Ahern. “The approval process continues to move forward but is taking longer than we and our outside regulatory consultants originally estimated. We believe that there are no impediments to the granting of the CE Mark for BioSTAR® and we currently estimate that we will receive European regulatory approval for this novel biological and drug combination technology within the next few months. As we previously reported, the BioSTAR® bioabsorbable septal repair implant has been conditionally approved by the U.S. Food and Drug Administration (FDA) for inclusion in MIST II, our pivotal patent foramen ovale (PFO)/migraine trial now underway in the U.S. In addition, BioSTAR® is undergoing regulatory review in Canada and we currently anticipate approval there in the second quarter of this year.”

“BioSTAR® is the first in a series of bioabsorbable structural heart repair technologies under development at NMT,” said Ahern. “Our next-generation devices are designed to elicit a natural healing response leaving behind native tissue to generate repair with minimal or no inflammatory reaction or scar tissue. The BioSTAR® manuscript, which provided positive data from the recently completed BEST (BioSTAR® Evaluation STudy) clinical trial, received expedited review and was published in the October 2006 edition of Circulation, the official journal of the American Heart Association.”

“In the fourth quarter we completed additional pre-clinical research on another bioabsorbable implant, BioTREK™,” said Ahern. “Like BioSTAR®, BioTREK™ is designed to elicit a natural, biological repair response. BioTREK™ is a unique device that is 100% absorbed as a noninflammatory natural metabolite. The base material in BioTREK™ is a biosynthetic polymer derived in a proprietary process that isolates the material from bacteria modified by recombinant DNA technology. The FDA recently approved the polymer for use in absorbable sutures.”

“We are very excited about the progress we made during the fourth quarter with both the BioSTAR® and BioTREK™ programs,” said Ahern. “We believe that these advanced technologies will provide NMT with a sustainable competitive advantage, which is essential to gaining and maintaining significant market share within this growing opportunity. Our intellectual property portfolio also expanded during the quarter. NMT now has ownership or exclusive license to 64 U.S. patents and corresponding foreign patents, as well as ownership to over 70 pending U.S. patent applications and corresponding foreign patents.”

“NMT continues to demonstrate leadership in PFO related clinical trials, with two complete and three underway,” said Ahern. “During the fourth quarter, we focused on the execution of our ongoing trials. In the U.S., our PFO/stroke and transient ischemic attack (TIA) trial, CLOSURE I, has enrolled more than 600 patients. We currently expect to accelerate patient enrollment in our MIST II PFO/migraine trial in the U.S. in the first half of this year. In the UK, we will continue with our follow-on study to MIST, MIST III, in which patients who received the STARFlex® implant have agreed to an additional 18 month follow up, and those from the sham control group may choose to receive the implant and will be followed for two years. More than 90% of qualified patients who did not receive an implant in the original MIST study have received, or are scheduled to receive, an implant in the near future. We believe this trend demonstrates that the migraine patient population is not satisfied with the current therapeutic options.”

“NMT’s primary goals during the fourth quarter were completing and improving our ongoing clinical trials and bringing new and innovative structural heart repair technologies to market,” said Executive Vice President and Chief Financial Officer Richard E. Davis. “Our strong balance sheet continues to give us the financial flexibility needed to expand the business, conduct and initiate our clinical trials, and continue to develop new technologies. We ended 2006 with approximately $41.4 million in cash, cash equivalents and marketable securities, compared with approximately $31.5 million at December 31, 2005. We announced the filing of a shelf registration statement in late 2006 for up to $65 million, which we may elect to draw from to accelerate our current or new technology initiatives, new clinical trials or to support product commercialization.”

Full-Year Results

Total revenues for the twelve months ended December 31, 2006 increased approximately 18% to approximately $28.2 million compared with approximately $23.9 million for the comparable period ended December 31, 2005. Revenues for the twelve months ended December 31, 2006 include approximately $6.0 million of net royalty income, compared with approximately $4.6 million for the comparable period ended December 31, 2005. Net royalty income in 2006 included $500,000 in revenue related to the settlement of patent infringement litigation with AGA Medical, which was announced in March 2006. Total CardioSEAL® and STARFlex® cardiac septal repair implant sales for the twelve-month period ended December 31, 2006 were approximately $22.1 million, compared with approximately $19.3 million for the comparable period ended December 31, 2005. Implant sales in North America for the twelve-month period ended December 31, 2006 were approximately $19.3 million, compared with approximately $16.1 million for the comparable period ended December 31, 2005. European implant sales were approximately $2.8 million for the twelve-month period ended December 31, 2006, compared with approximately $3.2 million for the comparable period ended December 31, 2005.

Net income for the twelve-month period ended December 31, 2006 was approximately $5.9 million, or $0.43 per diluted share, compared with a net loss of approximately $7.8 million, or $0.63 per share, for the comparable period last year. Net income for 2006 includes a one-time net gain from a legal settlement of approximately $15.2 million. NMT also recorded an income tax provision of $502,000 for the full-year 2006. Included in the 2005 results is approximately $91,000 of income from discontinued operations, representing the settlement of a French tax claim associated with the Company’s former neurosciences business unit.

Business Outlook

“The past year was a landmark period for NMT Medical, as we accomplished many clinical, regulatory and operational milestones,” said Ahern. “There are four primary milestones that we expect to achieve in 2007. First, we currently expect to launch BioSTAR® in Europe and Canada in early to mid 2007, following their respective, anticipated regulatory approvals. We anticipate BioSTAR® will substantially increase our market share. Second, we expect to experience robust enrollment of patients in MIST II in the U.S. There are two competitive PFO/migraine trials in the U.S. that we believe have all been slow to enroll. We anticipate that the positive outcome data from our predicate MIST trial, and the addition of the newest bioabsorbable septal repair implant, BioSTAR®, will make MIST II more attractive to the clinical and patient population. Our third milestone is to continue to collaborate with the FDA and our experts to develop a plan to complete enrollment in CLOSURE I while maintaining the scientific integrity of the trial.

On March 2, 2007 the FDA held a public and private advisory panel meeting in order to discuss and subsequently make recommendations regarding the clinical trial design for PFO closure devices intended to reduce recurrent stroke. While the official recommendation has not yet been published, the FDA and advisory panel concurred that only randomized, controlled trials would provide the data necessary to be considered for pre-market approval. NMT provided the FDA and advisory panel with its plan to complete the Closure I study. Included in the plan is a protocol specified interim analysis of the study data. NMT is blinded to that data, but is able to ask if a revised statistical plan, under consideration by NMT and its investigators and advisors, is appropriately powered. If the revised plan is appropriate and approved by the FDA, NMT will be able to provide more accurate guidance on the time needed to complete enrollment. We expect to have guidance within the next 90 days. Lastly, we currently anticipate publication of the MIST migraine information in a peer-reviewed journal during the first half of 2007.”

“The developments of the past year further solidify our leadership position in PFO closure and have set the stage for additional growth opportunities in the emerging structural heart repair arena,” said Ahern. “Our septal repair implants, CardioSEAL® and STARFlex®, have been successfully implanted in more than 23,000 heart repair procedures to date, and we are anxiously awaiting the market launch of our first next-generation implant, BioSTAR®. We believe that NMT is well positioned for another year of success in 2007.”

Davis concluded, “We currently expect first-quarter 2007 total revenues to be relatively flat when compared with the first quarter of 2006. We expect sales in Europe to increase going forward based upon the anticipated CE Mark approval. In North America we expect sales to remain relatively stable as we continue to move our clinical programs forward with the goal of achieving additional regulatory approvals. In addition, we currently expect to accelerate spending in our ongoing clinical trials in the U.S. and UK, and investments in our next generation PFO closure technologies, BioSTAR® and BioTREK™. As a result, we currently anticipate ending 2007 with $17 to $20 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the first-quarter and full-year 2007. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 946-0782 or (719) 457-2657. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common cardiac defect called a PFO and brain attacks such as migraine headaches, stroke and TIAs. A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 23,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, and CLOSURE I trials, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial, sales and, profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the period ended September 30, 2006, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(audited)

	For The Three Months Ended December 31,		For The Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Product sales	$5,838,239	$5,098,335	$22,135,286	$19,313,103
Net royalty income	1,369,501	1,154,757	6,016,044	4,603,058

	7,207,740	6,253,092	28,151,330	23,916,161

Expenses:
Cost of product sales	1,602,431	1,420,579	5,938,575	5,469,722
Research and development	4,404,773	3,399,899	15,454,948	12,745,721
General and administrative	2,569,209	2,534,663	8,680,671	7,982,670
Selling and marketing	2,417,563	1,811,684	8,703,728	6,340,085

Total costs and expenses	10,993,976	9,166,825	38,777,922	32,538,198

Net gain from settlement of litigation	—	—	15,183,894	—

Income (loss) from operations	(3,786,236)	(2,913,733)	4,557,302	(8,622,037)

Other Income (Expense):
Interest income, net	529,670	269,242	1,816,239	861,481
Foreign currency transaction gain (loss)	29,984	(21,483)	14,468	(122,387)

Total other income, net	559,654	247,759	1,830,707	739,094

Income (loss) before provision for income taxes	(3,226,582)	(2,665,974)	6,388,009	(7,882,943)

Provision for income taxes	452,000	—	502,000	—

Income (loss) from continuing operations	(3,678,582)	(2,665,974)	5,886,009	(7,882,943)

Income from discontinued operations	—	—	—	90,687

Net income (loss)	$(3,678,582)	$(2,665,974)	$5,886,009	$(7,792,256)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)	$(0.21)	$0.46	$(0.64)
Income from discontinued operations	$—	$—	$—	$0.01

Net income (loss)	$(0.29)	$(0.21)	$0.46	$(0.63)

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.29)	$(0.21)	$0.43	$(0.64)
Income from discontinued operations	$—	$—	$—	$0.01

Net income (loss)	$(0.29)	$(0.21)	$0.43	$(0.63)

Weighted average common shares outstanding:
Basic	12,858,166	12,502,666	12,745,601	12,332,001

Diluted	12,858,166	12,502,666	13,597,080	12,332,001

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(audited)

	At December 31, 2006	At December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$8,285,561	$10,390,139
Marketable securities	33,163,998	21,116,346
Accounts receivable, net	2,729,188	2,846,684
Inventories	1,909,236	1,726,300
Prepaid expenses and other current assets	4,055,627	3,605,540

Total current assets	50,143,610	39,685,009

Property and equipment, net	1,039,327	804,769

	$51,182,937	$40,489,778

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,284,347	$2,654,399
Accrued expenses	8,999,151	6,515,809

Total current liabilities	11,283,498	9,170,208

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized—3,000,000 shares
Issued and outstanding—none	—	—
Common stock, $.001 par value
Authorized—30,000,000 shares
Issued—12,901,310 and 12,635,832 shares in 2006 and 2005, respectively	12,901	12,636
Additional paid-in capital	50,870,411	48,232,778
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive income (loss)	3,128	(52,834)
Accumulated deficit	(10,867,401)	(16,753,410)

Total stockholders’ equity	39,899,439	31,319,570

	$51,182,937	$40,489,778